Exhibit 99.1

Green Plains Partners Completes First Drop Down Transaction

Hopewell and Hereford Storage and Transportation Assets Purchased for $62.5 Million

OMAHA, NEB., Jan. 4, 2016 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that it has acquired the storage and transportation assets of the Hopewell, Va. and Hereford, Texas ethanol production facilities from Green Plains Inc. (NASDAQ:GPRE) for $62.5 million. The partnership used its revolving credit facility to fund the purchase of the assets.

The acquired assets include ethanol storage tanks that support the plants’ combined expected production capacity of approximately 160 million gallons per year and 224 leased railcars with capacity of approximately 6.72 million gallons. The Hopewell and Hereford production facilities were acquired by Green Plains Inc. in the fourth quarter of 2015.

“We are pleased to complete the first drop down of assets since our IPO and believe this transaction highlights the value created for both Green Plains Partners’ unitholders and Green Plains’ shareholders,” said Todd Becker, president and chief executive officer of Green Plains Partners. “The acquisition is immediately accretive to distributable cash flow per common unit of the partnership. We believe the partnership enhances Green Plains’ ability to acquire ethanol production assets that are aligned with our growth strategy.”

The acquired assets are expected to contribute approximately $7.7 million of EBITDA in its first full year of operation. The partnership entered into an amended storage and throughput agreement and amended rail transportation services agreement with Green Plains Trade Group, effective Jan. 1, 2016. The minimum volume commitment of the storage and throughput agreement and the minimum capacity commitment under the rail transportation services agreement were raised to appropriate levels reflecting the addition of the two plants. All other terms and conditions of these two agreements are substantially similar to the provisions entered into as of July 1, 2015.

The terms of the transaction were approved by the board of the directors of the general partner and the board of directors’ conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore to act as its independent financial advisor and Vinson & Elkins to act as its legal counsel.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.4 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP).

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others, that Green Plains Partners’ business plans may change as circumstances warrant because of general market conditions or other factors. Such statements are based on current expectations, forecasts and projections, including but not limited to, anticipated financial and operating results, plans, objectives, expectations and intentions that are not historical in nature. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Green Plains Partners’ SEC filings. Forward-looking statements should not be read as a guarantee of future performance or results, and may not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Green Plains Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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